Exhibit 99.1

For Immediate Release	Kronos Contact:	Paul Lacy

     (978) 947-4944

placy@kronos.com

KRONOS® REPORTS SECOND-QUARTER FISCAL 2006 RESULTS

Revenue Up 19 Percent Year-Over-Year;

Strong Performance Across Business Segments

CHELMSFORD, Mass., April 26, 2006 — Kronos® Incorporated (Nasdaq: KRON) today reported GAAP total revenue for the second quarter of Fiscal 2006 of $143.5 million compared to $120.6 million for the same period a year ago. GAAP net income for the second quarter of Fiscal 2006 was $9.9 million, or $0.31 per diluted share compared to $11.2 million, or $0.34 per diluted share, for the same period a year ago. Second-quarter Fiscal 2006 earnings include a charge of $0.10 per diluted share for stock-based compensation, which is not reflected in the previous year’s second-quarter earnings. Second-quarter Fiscal 2006 earnings also include a charge for amortization of intangible assets of $0.04 per diluted share. The charge for amortization of intangible assets was $0.02 per diluted share for the same period a year ago.

For the six-month period, GAAP total revenue was $271.5 million as compared to $238.9 million for the first six months of the prior year. For the six-month period, GAAP net income was $16.1 million, or $0.50 per diluted share, as compared to $21.9 million, or $0.67 per diluted share, for the same period last year. Earnings for the first six months of Fiscal 2006 include a charge of $0.18 per diluted share for stock-based compensation, which is not reflected in earnings for the first six months of Fiscal 2005. Earnings for the first six months of Fiscal 2006 also include a charge for amortization of intangible assets of $0.07 per diluted share. The charge for amortization of intangible assets was $0.05 per diluted share for the first six months of Fiscal 2005.

“We are very pleased with our second-quarter financial performance and our overall strength in the workforce management market. Our results speak to the strong fundamentals of the business, including our favorable competitive position in a growing market, the momentum of our new products, and, as always, the ability of our organization to execute,” said Kronos Chief Executive Officer Aron Ain. “Discussions with customers, industry analysts, and our sales team indicate that there is a growing spotlight on workforce management as a critical business process that can be optimized for competitive advantage. This is fueling demand for our market-leading solutions from organizations across a wide range of industries and geographies.”

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Kronos’ second-quarter results mark the company’s 105th consecutive quarter of year-over-year revenue growth and 76th consecutive quarter of profitability, continuing one of the longest records of growth and profitability in the software industry (Note 1).

Total deferred maintenance, professional services, and product revenue on the balance sheet at the end of the second quarter of Fiscal 2006 totaled $149.3 million. In addition to this deferred revenue, Kronos has a backlog of uncommitted professional services engagements of approximately $56.0 million.

Kronos exited the second quarter of Fiscal 2006 with $163.2 million in cash and investments and no debt. Days sales outstanding declined sequentially to 64 days at the end of the second quarter of Fiscal 2006, from 76 days at the end of the first quarter of Fiscal 2006. During the second quarter, Kronos repurchased 197,500 shares of common stock for $7.7 million, and made payments on acquisitions of $6.6 million. For the six-month period, the company has repurchased 339,250 shares of common stock for $14.1 million, and made payments on acquisitions of $8.6 million.

Second-Quarter Highlights

•

Strong performance across business segments — Kronos is experiencing strong demand for its workforce management solutions in all target markets. The company’s mid-market sales organization continued to build momentum, exceeding its plan for the second quarter. Complementing this were outstanding results from the enterprise, national, and international teams.

•	Exemplary customer satisfaction — Kronos received top honors for exemplary customer satisfaction and was honored as a six-time winner of the NorthFace ScoreBoard Award from Omega Management Group.
•

HRMS leadership — Leading analyst firm Gartner, Inc. has positioned Kronos in the Leaders quadrant in its “Magic Quadrant for U.S. Mid-market Human Resource Management Systems, 2006” published on Jan. 25, 2006. The report positioned 20 vendors in the U.S. HRMS mid-market. Vendors were evaluated on their ability to execute and success in capitalizing on their vision. According to Gartner, leaders are “vendors that are performing well today, have a clear vision of market direction and are actively building competencies to sustain their leadership position in the market.”

•

Notable customer wins — Organizations across a wide range of industries continue to choose Kronos solutions to staff, develop, deploy, track, and reward their workforce. Notable wins during the quarter included:

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BJC Healthcare, one of the largest nonprofit healthcare delivery organizations in the U.S., purchased the Workforce Central® suite, including absence management and scheduling, for 30,000 employees. To ensure its ongoing industry leadership, BJC invested in Kronos’ integrated suite of workforce management solutions to help reduce labor costs, increase operating efficiency, enhance employee satisfaction.

•

DHL Worldwide Express purchased Kronos’ time and labor and absence management applications for tens of thousands of employees at hundreds of locations, replacing its disparate workforce management systems with a single, centralized solution. After an extensive review, DHL determined that Kronos’ best-of-breed solutions could help optimize the deployment of the current workforce as well as support the continued expansion of the company.

•

GameStop, the world’s leading video game retailer with more than 4,500 stores in 15 countries, selected Kronos for Retail for 39,000 employees. Kronos’ market leadership, implementation expertise, and the potential ROI of its solutions were key factors in winning this deal.

•

Total Wine & More, the largest independent retailer of fine wine in the U.S, became a new mid-market customer during the quarter. This customer purchased Kronos for Retail and Kronos’ HR and payroll solutions to take its organization from a manual to a fully automated workforce management system that would easily scale as the company grows.

Outlook

Kronos management offers the following guidance for the third quarter of Fiscal 2006 and Fiscal Year 2006:

Third-Quarter Fiscal 2006

•	Total revenue is expected to be in the range of $145-$149 million.
•	Net income per diluted share is expected to be in the range of $0.32-0.36.
•	The charge for stock-based compensation, which is included in the above mentioned range of earnings expectations, is expected to be approximately $0.10 per diluted share.
•	The charge for amortization of intangible assets, which is included in the above mentioned range of earnings expectations, is expected to be approximately $0.03 per diluted share.

Fiscal Year 2006

•	Total revenue is expected to be in the range of $577-584 million.
•	Net income per diluted share is expected to be in the range of $1.35-1.43.
•	The charge for stock-based compensation, which is included in the above mentioned range of earnings expectations, is expected to be approximately $0.37 per diluted share.
•	The charge for amortization of intangible assets, which is included in the above mentioned range of earnings expectations, is expected to be approximately $0.14 per diluted share.

Conference Call Webcast

Kronos senior management plans to review its second-quarter Fiscal 2006 results during a conference call today beginning at 4:30 p.m. Eastern. The conference call will be webcast live at http://www.kronos.com/invest and will be available for replay purposes.

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About Kronos Incorporated

Kronos Incorporated is the most trusted name in workforce management. Kronos helps organizations staff, develop, deploy, track, and reward their workforce, resulting in reduced costs, increased productivity, better decision-making, improved employee satisfaction, and alignment with organizational objectives. More than 20 million people use a Kronos solution every day. Learn more about Kronos’ high-impact enterprise solutions at www.kronos.com.

Safe Harbor Statement

This press release contains statements about the business prospects and estimates of Kronos’ financial results for future periods that are forward-looking statements that involve a number of risks and uncertainties, including the performance estimates and statements relating to earnings and revenue growth and profitability, the ability to close potential product sales transactions, the ability to realize revenues from the sales pipeline and backlog, market acceptance of our new products and enhancements, including those formerly offered by AD OPT Technologies, our ability to monitor and manage discretionary costs, growth in the market for our products and within the economy generally, and potential acquisitions. These statements are based on management’s expectations of future events as of the date of this press release, and Kronos assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Among the important factors that could cause actual operating results to differ materially from those indicated by such forward-looking statements are delays in product development, including enhancements to existing products, product performance issues, competitive pressures, general economic conditions, possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangement and the risk factors detailed in the company’s Annual Report on Form 10-K filed with the SEC on December 9, 2005 and its quarterly report on Form 10-Q filed with the SEC on February 9, 2006. The timing of the release of new products or product enhancements will take place if and when available and at the sole discretion of Kronos.

Note 1: Excluding a one-time special charge in the second quarter of Fiscal 2001.

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© 2006 Kronos Incorporated. Kronos, the Kronos logo, and Workforce Central are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned in this press release are used for identification purposes only and may be trademarks of their respective owners. The Magic Quadrant is copyrighted 1/25/06 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the "Leaders" quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

KRONOS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
UNAUDITED

	Three Months Ended		Six Months Ended
	April 1, 2006	April 2, 2005	April 1, 2006	April 2, 2005
Net revenues:
Product	$59,038	$46,317	$107,025	$99,583
Maintenance	47,233	42,451	93,479	81,119
Professional services	37,252	31,853	70,962	58,195

	143,523	120,621	271,466	238,897
Cost of sales:
Costs of product	14,883	11,651	25,469	23,024
Costs of maintenance and professional services	45,331	37,102	89,276	71,794

	60,214	48,753	114,745	94,818

Gross profit	83,309	71,868	156,721	144,079
Operating expenses and other income:
Sales and marketing	42,395	34,616	81,167	70,478
Engineering, research and development	13,910	12,027	26,923	24,816
General and administrative	12,105	8,546	24,082	16,992
Amortization of intangible assets	1,665	1,194	3,207	2,290
Other income, net	(1,857)	(1,611)	(3,365)	(3,313)

	68,218	54,772	132,014	111,263
Income before income taxes	15,091	17,096	24,707	32,816
Provision for income taxes	5,237	5,873	8,629	10,935

Net income	$9,854	$11,223	$16,078	$21,881

Net income per common share:
Basic	$0.31	$0.35	$0.50	$0.69

Diluted	$0.31	$0.34	$0.50	$0.67

Weighted-average common shares outstanding:
Basic	31,919,542	31,910,961	31,854,544	31,741,255

Diluted	32,251,370	32,835,874	32,261,262	32,716,724

Stock-based compensation expense:
Costs of product	$97	$--	$179	$--
Costs of maintenance and professional services	966	--	1,785	--
Sales and marketing	1,400	--	2,656	--
Engineering, research and development	887	--	1,670	--
General and administrative	1,175	--	2,149	--
Tax benefit	(1,365)	--	(2,617)	--

	$3,160	$--	$5,822	$--

KRONOS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
UNAUDITED

	April 1, 2006	September 30, 2005
ASSETS
Current assets:
Cash and equivalents	$62,978	$43,492
Marketable securities	51,812	37,078
Accounts receivable, less allowances of $10,584
at April 1, 2006 and $11,156 at September 30, 2005	110,650	120,746
Deferred income taxes	8,267	10,937
Other current assets	20,343	20,142

Total current assets	254,050	232,395
Marketable securities	48,366	59,865
Property, plant and equipment, net	57,973	56,158
Customer related intangible assets	30,826	31,085
Other intangible assets	15,270	15,818
Goodwill	150,691	142,665
Capitalized software, net	22,862	23,092
Other assets	22,399	18,348

Total assets	$602,437	$579,426

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,995	$9,013
Accrued compensation	41,002	43,379
Accrued expenses and other current liabilities	24,648	27,877
Deferred product revenues	2,722	3,938
Deferred professional service revenues	26,661	36,530
Deferred maintenance revenues	112,218	102,038

Total current liabilities	216,246	222,775
Deferred maintenance revenues	7,744	4,921
Deferred income taxes	12,102	15,261
Other liabilities	4,715	4,435
Shareholders' equity:
Preferred Stock, par value $1.00 per share: authorized 1,000,000 shares,
no shares issued and outstanding	--	--
Common Stock, par value $.01 per share: authorized 50,000,000 shares, 32,079,145 and
31,724,460 shares issued at April 1, 2006 and September 30, 2005, respectively	321	317
Additional paid-in capital	66,456	52,802
Retained earnings	294,073	277,995
Accumulated other comprehensive income:
Foreign currency translation	1,204	1,307
Net unrealized (loss) on available-for-sale investments	(424)	(387)

	780	920
Total shareholders' equity	361,630	332,034

Total liabilities and shareholders' equity	$602,437	$579,426